Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

THARIMMUNE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	527,249	$1.81	$954,320.69	$0.00015310	$146.11
Fees Previously Paid
	Total Offering Amounts							$146.11
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$146.11

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Tharimmune, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2023 Omnibus Equity Incentive Plan (the “Amended and Restated 2023 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on the average of the high and low sale price of the Registrant’s Common Stock, as quoted on The Nasdaq Capital Market on July 9, 2025, which date is within five business days prior to the filing of this Registration Statement.